Exhibit 21
List of Subsidiaries of Granite Construction Incorporated

Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business
Granite Construction Company	California	Granite Construction Company
California Granite Company
California Granite Construction Company
Concrete Products Company
Granite
Granite Construction Company, Inc.
Granite Construction Company (of California)
Granite Construction Company of California
Granite Construction Company of California (Granite Construction Company)
Granite Construction Company of Connecticut
Granite Construction Company of Nebraska
Granite Construction Supply
Granite Landscape Centers
Kenny Construction
Kenny Construction Company
Granite Southeast Company	Delaware	Granite Southeast Company
Layne Christensen Company	Delaware	Layne Christensen Company
IDS
Layne
Layne, a Granite Company